AGREEMENT AND PLAN OF REORGANIZATION

                   FIDELITY FINANCIAL BANKSHARES CORPORATION
                                      and
                         SOUTHERN NATIONAL CORPORATION

ARTICLE I
     DEFINITIONS...............................................................1

ARTICLE II
     THE MERGER................................................................4
     2.1      Merger...........................................................4
     2.2      Filing; Plan of Merger...........................................5
     2.3.     Effective Time...................................................5
     2.4      Closing..........................................................5
     2.5      Effect of Merger.................................................5
     2.6      Further Assurances...............................................6
     2.7      Merger Consideration.............................................6
     2.8      Conversion of Shares; Payment of Merger Consideration............7
     2.9      Dissenting Shares................................................7
     2.10     Conversion of Stock Options......................................8
     2.11     Merger of Subsidiary.............................................9

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF FIDELITY................................9
     3.1      Capital Structure................................................9
     3.2      Organization, Standing and Authority.............................9
     3.3      Ownership of  Subsidiary........................................10
     3.4      Organization, Standing and Authority of the Subsidiary..........10
     3.5      Authorized and Effective Agreement..............................10
     3.6      Securities and OTS Filings......................................11
     3.7      Financial Statements; Minute Books..............................11
     3.8      Material Adverse Change.........................................11
     3.9      Absence of Undisclosed Liabilities..............................12
     3.10     Properties......................................................12
     3.11     Environmental Matters...........................................12
     3.12     Allowance for Loan Losses.......................................13
     3.13     Tax Matters.....................................................13
     3.14     Employees; Compensation; Benefit Plans..........................14
     3.15     Certain Contracts...............................................17
     3.16     Legal Proceedings; Regulatory Approvals.........................17
     3.17     Compliance with Laws............................................18
     3.18     Brokers and Finders.............................................18
     3.19     Insurance.......................................................18
     3.20     Loans...........................................................19
     3.23     Related Party Transactions......................................20
     3.24     Vote Required...................................................20
     3.25     Certain Information.............................................20

     3.26     Pooling of Interests............................................20

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES
     OF SNC...................................................................20
     4.1      Capital Structure of SNC........................................21
     4.2      Organization, Standing and Authority of SNC.....................21
     4.3      Authorized and Effective Agreement..............................21
     4.4      Organization, Standing and Authority of SNC Subsidiaries........22
     4.5      Securities Documents............................................22
     4.6      Financial Statements............................................22
     4.7      Material Adverse Change.........................................22
     4.8      Legal Proceedings; Regulatory Approvals.........................22
     4.9      Absence of Undisclosed Liabilities..............................23
     4.10     Allowance for Loan Losses.......................................23
     4.11     Tax Matters.....................................................23
     4.12     Compliance with Laws............................................24
     4.13     Certain Information.............................................24
     4.14     Pooling of Interests............................................24

ARTICLE V
     COVENANTS................................................................24
     5.1      Shareholders' Meeting...........................................24
     5.2      Registration Statement; Proxy Statement.........................25
     5.3      Plan of Merger; Reservation of Shares...........................25
     5.4      Additional Acts.................................................26
     5.5      Best Efforts....................................................26
     5.6      Certain Accounting Matters......................................26
     5.7      Access to Information...........................................26
     5.8      Press Releases..................................................27
     5.9      Forbearances of Fidelity........................................27
     5.10     Employment Agreements...........................................29
     5.11     Affiliates......................................................30
     5.12     Employee Benefit Plans..........................................30
     5.13     Fidelity Board of Directors.....................................30
     5.14     Directors and Officers Protection...............................31
     5.15     Forbearances of SNC.............................................31

ARTICLE VI
     CONDITIONS PRECEDENT.....................................................32
     6.1      Conditions Precedent -- SNC and Fidelity........................32
     6.2      Conditions Precedent -- Fidelity................................33
     6.3      Conditions Precedent -- SNC ....................................34

ARTICLE VII
     TERMINATION, WAIVER AND AMENDMENT........................................35
     7.1      Termination.....................................................35
     7.2      Effect of Termination...........................................36
     7.3      Survival of Representations, Warranties and Covenants...........36
     7.4      Waiver..........................................................36
     7.5      Amendment or Supplement.........................................37

ARTICLE VIII
     MISCELLANEOUS............................................................37
     8.1      Expenses........................................................37
     8.2      Entire Agreement................................................37
     8.3      No Assignment...................................................37
     8.4      Notices.........................................................37
     8.5      Captions........................................................38
     8.6      Counterparts....................................................39
     8.7      Governing Law...................................................39

                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT  AND PLAN OF  REORGANIZATION  ("Reorganization  Agreement" or
"Agreement"),   dated  as  of  August 22, 1996,  between  FIDELITY  FINANCIAL
BANKSHARES CORPORATION ("Fidelity"), a Virginia corporation having its principal office at Richmond, Virginia, and SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                R E C I T A L S:

         The parties desire that Fidelity shall be merged with and into BB&T Financial Corporation of Virginia ("BB&T Financial-Virginia") (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form set forth in Articles of Merger attached as Annex A hereto ("Articles of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

         "Closing Date" shall mean the date specified pursuant to Section 2.4 as the date on which the parties hereto shall close the transactions contemplated herein.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

         "Effective Time" shall mean the time specified in Section 2.3 as the Effective Time of the Merger.

         "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         "Financial Statements" shall mean (a) with respect to SNC, (i) the consolidated balance sheet (including related notes and schedules, if any) of SNC as of December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for the year ended December 31, 1995, as filed by SNC in Securities Documents and (ii) the consolidated balance sheets of SNC (including related notes and schedules, if any) and related statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by SNC with respect to periods ended subsequent to December 31, 1995, and (b) with respect to Fidelity, (i) the consolidated balance sheets (including related notes and schedules, if any) of Fidelity as of December 31, 1995, 1994, and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994, and 1993 as filed by Fidelity either in OTS filings or, beginning in 1995, in Securities Documents and (ii) the consolidated balance sheets of Fidelity (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Fidelity with respect to periods ended subsequent to December 31, 1995.

         "FIRREA" shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

         "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or prospects of Fidelity or of the Subsidiary or of SNC, as the case may be.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Option Agreement" shall mean the Option Agreement dated as of even date herewith between Fidelity and SNC, which shall be executed immediately following execution of this Reorganization Agreement.

         "OTS" shall mean the Office of Thrift Supervision.

         "Previously Disclosed" shall mean disclosed in (i) a Securities Document delivered by one party to the other or (ii) a letter from one party to the other party, in either case delivered not later than twenty days after the execution of this Agreement (and, in the case of (ii), dated as of the date of this Agreement).

         "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, sent to shareholders of Fidelity to solicit their votes in connection with this Agreement and the Plan of Merger.

         "Registration Statement" shall mean the registration statement with respect to the SNC Common Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission and the OTS promulgated thereunder.

         "SNC Common Stock" shall mean the shares of common stock, par value $5.00 per share, of SNC.

         "SNC Subsidiaries" shall mean Branch Banking and Trust Company, a North Carolina chartered bank, Branch Banking and Trust Company of South Carolina, a South Carolina chartered bank, Branch Banking and Trust Company of Virginia, a Virginia chartered bank, and BB&T Financial Corporation of Virginia, a Virginia chartered holding company.

         "State Board" shall mean the Virginia State Corporatio Commission, Bureau of Financial Institutions.

         "Stock Option Plan" shall mean the Fidelity Financial Bankshares Corporation 1986 Stock Option and Incentive Plan, and the Fidelity Financial Bankshares Corporation 1994 Stock Option and Incentive Plan.

         "Stock Option" shall mean any option granted under the Stock Option Plan and unexercised on the date hereof, to acquire shares of Fidelity Common Stock, aggregating 95,116 shares.

         "Subsidiary" shall  mean  Fidelity  Federal  Savings  Bank  and   its
subsidiary, Fidelity Service Corporation.

         "TILA" shall mean the Truth in Lending Act, as amended.

         "VASCA" shall mean the Virginia Stock Corporation Act as amended.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

2.1      Merger

         BB&T Financial-Virginia and Fidelity are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the VASCA. At the Effective Time:

         a. Fidelity shall be merged with and into BB&T Financial-Virginia in accordance with the applicable provisions of the VASCA, with BB&T Financial-Virginia being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

         b. The separate existence of Fidelity shall cease and the Merger shall in all respects have the effect provided for in Section 2.5.

         c. The Articles of Incorporation of BB&T Financial-Virginia at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

         d. The Bylaws of BB&T Financial-Virginia at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2      Filing; Plan of Merger

         The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding the requisite number of shares of Fidelity and a majority of the shares of BB&T Financial Virginia. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the State Corporation Commission of Virginia as provided in Section 13.1-720 of Article 12 of the VASCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations shall constitute adoption and approval of the Plan of Merger.

2.3.     Effective Time

         The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the State Corporation Commission of Virginia (herein sometimes referred to as the "Effective Time").

2.4      Closing

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of SNC, BB&T Financial Center, 200 West Second Street, Winston- Salem, North Carolina, at 11:00 a.m. on the Business Day designated by SNC which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI, or such later date as the parties may otherwise agree (the "Closing Date").

2.5      Effect of Merger

         From and after the Effective Time, the separate existence of Fidelity shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent

Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6      Further Assurances

         If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7      Merger Consideration

         As used herein, the term "Merger Consideration" shall mean whole shares of SNC Common Stock to be exchanged for shares of Fidelity Common Stock issued and outstanding as of the Effective Time, and cash to be payable in exchange for any fractional shares of SNC Common Stock which would otherwise be exchanged for shares of Fidelity Common Stock. The number of shares of SNC Common Stock to be issued in exchange for each issued and outstanding share of Fidelity Common Stock shall be in the ratio (the "Exchange Ratio") of .7931 shares of SNC Common Stock for each share of Fidelity Common Stock issued and outstanding, if the closing value per share of the SNC Common Stock ("Closing Value") is $26.50 or more but not more than $31.50. If the Closing Value is less than $26.50 but not less than $24.00, the Exchange Ratio shall be determined by dividing $21.02 by the Closing Value. If the Closing Value is more than $31.50 but not more than $35.00, the Exchange Ratio shall be determined by dividing $24.98 by the Closing Value. In the event that the Closing Value shall be less than $24.00, the Exchange Ratio shall be .8758; and in the event the Closing Value shall be more than $35.00, the Exchange Ratio shall be .7137. For this purpose, the Closing Value shall mean the average price per share of the last trade, as reported on the New York Stock Exchange, of SNC's Common Stock for the twenty trading days (determined by excluding days on which the New York Stock Exchange is closed) immediately preceding the fifth calendar day preceding the date of the Fidelity shareholder meeting (the fifth day will be determined by counting the day preceding such meeting as the first day).

2.8     Conversion of Shares; Payment of Merger Consideration

         a. At the Effective Time, by virtue of the Merger and without any action on the part of Fidelity or the holders of record of Fidelity Common Stock (the "Fidelity Shareholders"), each share of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Fidelity Common Stock (as provided in paragraph (d) below), the Merger Consideration.

         b. Each share of the common stock of BB&T Financial-Virginia issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

         c. Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Fidelity Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration as described in this Section 2.8. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Fidelity Common Stock. With respect to any certificate for Fidelity Common Stock that has been lost or destroyed, the Surviving Corporation shall pay the Merger Consideration attributable to such certificate upon receipt of adequate indemnity and evidence reasonably satisfactory to it of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Fidelity Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

         d. Promptly after the Effective Time, SNC shall cause to be delivered or mailed to each Fidelity Shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Fidelity Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, SNC shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

2.9   Dissenting Shares

         Any Fidelity Shareholder who shall have lawfully dissented from the Merger in accordance with the VASCA and who has properly exercised such Shareholder's rights to demand payment of the value of the Shareholder's shares (the "Dissenting Shares") as provided in the VASCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a dissenting shareholder in accordance with the VASCA and shall have no rights under Sections 2.7 and 2.8; provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with the VASCA) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation the Merger

Consideration provided for in Section 2.7, without interest thereon, upon surrender of the certificate representing the Dissenting Shares.

2.10   Conversion of Stock Options

         a. At the Effective Time, each Stock Option then outstanding, whether or not then exercisable, shall be converted into and become rights with respect to SNC Common Stock, and SNC shall assume each Stock Option, in accordance with the terms of the Stock Option Plan and stock option agreement, or other agreement, by which it is evidenced, except that from and after the Effective Time (i) SNC and its Compensation Committee shall be substituted for Fidelity and the Committee of Fidelity's Board of Directors administering the Stock Option Plan, (ii) each Stock Option assumed by SNC may be exercised solely for shares of SNC Common Stock, (iii) the number of shares of SNC Common Stock subject to such Stock Option shall be the number of whole shares of SNC (omitting any fractional share) determined by multiplying the number of shares of Fidelity Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses
(iii) and (iv) of the first sentence of this Section 2.10(a), each Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. SNC and Fidelity agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.10.

         b. As soon as practicable after the Effective Time, SNC shall deliver to the participants in the Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to such Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.10(a) after giving effect to the Merger). SNC shall comply with the terms of the Stock Option Plan to ensure, to the extent required by and subject to the provisions of such Stock Option Plan, that Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, SNC shall take all corporate action necessary to reserve for issuance sufficient shares of SNC Common Stock for delivery upon exercise of Stock Options assumed by it in accordance with this Section 2.10. Fidelity hereby represents that the Stock Option Plan in its current form complies with Rule 16b-3.

         c. Notwithstanding the foregoing provisions of this Section 2.10, SNC may at its election substitute as of the Effective Time options under the Southern National Corporation 1995 Omnibus Stock Incentive Plan (the "SNC Option Plan") for all or a part of the Stock Options, subject to the following conditions: (i) the requirements of Section 2.10(a)(iii) and (iv) shall be met;
(ii) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (iii) the substituted options shall continue in effect on the same terms and conditions as the Stock Option Plan or other document granting the Stock Option. As soon as practicable following the Effective Time, SNC shall deliver to the participants receiving substitute options under the SNC Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. SNC has reserved under the SNC Option Plan adequate shares of SNC Common Stock for delivery upon exercise of any such substituted options. SNC hereby represents that the SNC Option Plan in its current form complies with Rule 16b-3, as in effect on the date hereof, promulgated under the Exchange Act.

2.11  Merger of Subsidiary

         In the event that SNC shall request, Fidelity shall take such actions, and shall cause the Subsidiary to take such actions, as may be required in order to effect the merger at the Effective Time of the Subsidiary with and into Branch Banking and Trust Company of Virginia.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF FIDELITY

         Fidelity represents and warrants to SNC and BB&T Financial-Virginia as follows:

3.1   Capital Structure

         The authorized capital stock of Fidelity consists of 4,000,000 shares of common stock, par value $1.00 per share ("Fidelity Common Stock"), and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, there were 2,291,681 shares of Fidelity Common Stock issued and outstanding, and no other shares of capital stock, common or preferred, issued and outstanding. All outstanding shares of Fidelity Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No other classes of capital stock of Fidelity are authorized. No shares of capital stock have been reserved for any purpose, except for (i) 114,016 shares of Fidelity Common Stock in connection with Fidelity's Stock Option Plan, and (ii) 456,044 shares of Fidelity Common Stock in connection with the Option Agreement. Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of Fidelity. Holders of Fidelity Common Stock do not have preemptive rights.

3.2   Organization, Standing and Authority

          Fidelity is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on its business as now conducted. Fidelity is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. Fidelity is a registered savings and loan holding company.

3.3   Ownership of  Subsidiary

         Except as Previously Disclosed, Fidelity does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, partnership, joint venture, or other organization, except for the Subsidiary. The outstanding shares of capital stock of the Subsidiary are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Fidelity free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock of the Subsidiary, and there are no agreements, understandings or commitments relating to the right of Fidelity to vote or to dispose of said shares. None of the shares of capital stock of the Subsidiary have been issued in violation of the preemptive rights of any person.

3.4    Organization, Standing and Authority of the Subsidiary

         The Subsidiary is a federally chartered stock savings bank, with full power and authority to carry on its business as now conducted, and is qualified to do business in the Commonwealth of Virginia. The Subsidiary is not required to be qualified to do business in any other state of the United States or foreign jurisdiction, and is not engaged in any activities that have not been Previously Disclosed.

3.5    Authorized and Effective Agreement

         a. Fidelity has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of shareholders of Fidelity of the Plan of Merger) to perform all of its obligations under this Reorganization Agreement, the Articles of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Articles of Merger and the Option Agreement and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof, except in the case of this Agreement and the Plan of Merger contained in the Articles of Merger, the approval of Fidelity shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the Option Agreement constitute legal, valid and binding obligations of Fidelity, and each is enforceable against Fidelity in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

         b. Neither the execution and delivery of this Agreement, the Articles of Merger and the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Fidelity with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Fidelity or the Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Fidelity or the Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
(iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity or the Subsidiary.

3.6   Securities and OTS Filings

         Fidelity has made available to SNC a true and complete copy of (i) each Securities Document filed by Fidelity with the Commission prior to the date hereof, which are all of the Securities Documents that Fidelity was required to file; and (ii) each Securities Document filed with the OTS after December 31, 1993, which are all of the OTS filings that Fidelity was required to file during such period. As of their respective dates of filing, the Securities Documents and OTS filings complied in all material respects with the Securities Laws and OTS requirements, respectively, as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7   Financial Statements; Minute Books

         The Financial Statements of Fidelity fairly present or will fairly present, as the case may be, the consolidated financial position of Fidelity and the Subsidiary as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The minute books of Fidelity and the Subsidiary contain legally sufficient records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8    Material Adverse Change

         Except as Previously Disclosed, since December 31, 1995, Fidelity and the Subsidiary have not incurred any material liability or entered into any transactions with affiliates (within the meaning of Rule 145 promulgated by the Commission) other than in the ordinary course of business, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Fidelity or of the Subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect.

 3.9    Absence of Undisclosed Liabilities

         Neither Fidelity nor the Subsidiary has any liability (contingent or otherwise) except as has been Previously Disclosed and except for liabilities made in the ordinary course of its business consistent with past practices since the date of Fidelity's most recent Financial Statements.

3.10  Properties

         a. Fidelity and the Subsidiary have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of Fidelity as of December 31, 1995 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

         b. All leases pursuant to which Fidelity or the Subsidiary, as lessee, leases real or personal property, are valid and enforceable in accordance with their respective terms.

3.11  Environmental Matters

         a. Fidelity and the Subsidiary are in compliance with all Environmental Laws. Neither Fidelity nor the Subsidiary has received any communication alleging that Fidelity or the Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         b. Fidelity has not received notice of any pending, and there are no pending or, to the best of Fidelity's knowledge, threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Fidelity or the Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Fidelity or the Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Fidelity or the Subsidiary, or any real or personal property which Fidelity or the Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Fidelity or the Subsidiary holds a security interest securing a loan recorded on the books of Fidelity or the Subsidiary. Neither Fidelity nor the Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         c. Fidelity and the Subsidiary are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to all real and personal property owned or leased by Fidelity or the Subsidiary and all real and personal property which Fidelity or the Subsidiary has or is judged to have managed or supervised or participated in the management of.

         d. There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Fidelity or the Subsidiary or against any person or entity whose liability for any Environmental Claim Fidelity or the Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12  Allowance for Loan Losses

         The allowance for loan losses reflected in the opinion of Fidelity's Management and Directors on each of the consolidated balance sheets included in the Financial Statements of Fidelity is adequate in all material respects as of its date under the requirements of generally accepted accounting principles.

3.13  Tax Matters

         a. Fidelity and the Subsidiary, and each of their predecessors, have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Fidelity nor the Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         b. All federal, state and local (and, if applicable, foreign) tax returns filed by Fidelity and the Subsidiary are complete and accurate in all material respects. Neither Fidelity nor the Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Fidelity or the Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Fidelity or the Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

3.14  Employees; Compensation; Benefit Plans.

         a. Compensation. Fidelity has Previously Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Fidelity and of each Subsidiary and each other person to whom Fidelity or any Subsidiary pay or provide, or have an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

         b. Employee Benefit Plans.

                           (i) Fidelity has Previously Disclosed an accurate and
                  complete list of all Plans, as defined below, contributed to, maintained or sponsored by Fidelity or the Subsidiary, to which Fidelity or the Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Fidelity or the Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

                           (ii) Except as Previously Disclosed, neither Fidelity
                  nor the Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

                           (iii) Except as Previously Disclosed, none of the Plans obligates Fidelity or the Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

                           (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in
                  Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Fidelity or the Subsidiary is the subject of any lien arising under Section
                  302(f) of ERISA or Section 412(n) of the Code, neither Fidelity nor the Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Fidelity or the Subsidiary to any tax under Sections 4971, 4972, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

                           (v) Each Plan that is intended to be qualified  under
                  Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

                           (vi) No underfunded  "defined  benefit plan" (as such
                  term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Fidelity or the Subsidiary is a member or was a member during such five-year period.

                           (vii) As of the Closing  Date,  the fair market value
                  of the assets of each Plan that is a defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit plan terminating on such date. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required or recommended contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No Plan has any material unfunded liabilities.

                           (viii) No  prohibited  transaction  (which shall mean
                  any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Fidelity, nor the Subsidiary, nor any trustee, administrator or other fiduciary of any Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject Fidelity or the Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

                           (ix) With  respect  to each  Plan,  all  reports  and
                  information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

                           (x) Fidelity and the Subsidiary have been and are presently in compliance with all of the requirements of
                  Section 4980B of the Code.

                           (xi)  Neither  Fidelity  nor  the  Subsidiary  has  a
                  liability under any Plan that is not reflected on the consolidated balance sheet included in the Financial Statements of Fidelity as of December 31, 1995 or otherwise Previously Disclosed.

                           (xii) The Board of Directors of Fidelity or the Subsidiary, or a committee or officer authorized by such Board, has the authority to amend or terminate the Plans at any time without limitation, and neither the consideration or implementation of the transactions contemplated under this Agreement nor the amendment or termination of any or all of the Plans on or after the date of this Agreement will increase
                  (A) Fidelity's or the Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting).

                           (xiii) With respect to each Plan, Fidelity has Previously Disclosed true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions,
                  (B) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments),
                  (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

3.15  Certain Contracts

         a. Except as Previously Disclosed, neither Fidelity nor the Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, the default of which would have a Material Adverse Effect or would adversely affect the transactions contemplated herein, whether or not made in the ordinary course of business (other than loans or loan commitments or certificates or deposit made in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Fidelity or the Subsidiary or the guarantee by Fidelity or the Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Fidelity or the Subsidiary (without payment of any penalty or cost), (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Fidelity or the Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Fidelity of the nature contemplated by this Agreement or the Option Agreement, (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral, or (v) any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement.

         b. Neither Fidelity nor the Subsidiary is in default, which default would have a Material Adverse Effect or would adversely affect the transactions contemplated herein, under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16  Legal Proceedings; Regulatory Approvals

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or threatened against Fidelity or the Subsidiary or against any asset, interest, or right of Fidelity or the Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, might have a Material Adverse Effect, and there is no reasonable basis therefor. There are no actions, suits or proceedings instituted, pending or threatened against any present or former director or officer of Fidelity or the Subsidiary that might give rise to a claim against Fidelity or the Subsidiary for indemnification, and there is no reasonable basis for any such action, suit or proceeding. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger or the Option Agreement. No fact or condition relating to Fidelity or the Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Fidelity or SNC from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17  Compliance with Laws

         Each of Fidelity and the Subsidiary is in compliance in all material respects with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder, and other consumer banking laws) applicable and material to the conduct of its business, and neither Fidelity nor the Subsidiary has received notification that has not elapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation which violation would have a Material Adverse Effect, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither Fidelity nor the Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that it enter into any of the foregoing.

3.18  Brokers and Finders

         Neither Fidelity nor the Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the Option Agreement, except for fees to accountants and lawyers and an obligation to Danielson Associates Inc. which has been Previously Disclosed for investment banking services.

3.19 Insurance

         Fidelity and the Subsidiary currently maintain insurance in the amounts and for the coverages Previously Disclosed. Neither Fidelity nor the Subsidiary has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond, and within the last three years, neither Fidelity nor the Subsidiary has been refused any insurance coverage sought or applied for. Neither Fidelity nor the Subsidiary has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Fidelity or the Subsidiary.

3.20  Loans

         To the best of Fidelity's knowledge, with respect to each loan on the books and records of the Subsidiary: (i) such loan is a valid loan; (ii) its principal balance as shown on the books and records of the Subsidiary is true and correct as of the last date shown thereon; (iii) all purported signatures on and executions of any document in connection with such loan are genuine; (iv) all related documentation has been signed or executed by all necessary parties;
(v) the Subsidiary has custody of all documents or microfilm records thereof related to such loan (as such documents relate to the matters described in clauses (i)-(iv) and (vi)-(vii) hereof); (vi) to the extent secured, such loan has been secured by valid liens and security interests which have been perfected; and (vii) such loan is the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans on the books and records of the Subsidiary have been originated and administered in accordance with the terms of the underlying notes related thereto. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates in any material respect any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, FIRREA Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

3.21   Repurchase Agreements

         With respect to all agreements currently outstanding pursuant to which Fidelity or the Subsidiary has purchased securities subject to an agreement to resell, Fidelity and the Subsidiary have a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Fidelity or the Subsidiary has sold securities subject to an agreement to repurchase, Fidelity and the Subsidiary have not pledged collateral materially in excess of the amount of the debt secured thereby. Neither Fidelity nor the Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

3.22 Deposit Accounts

         The deposit accounts of the Subsidiary are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by federal law, and the Subsidiary has paid all premiums and assessments and filed all reports required to have been paid or filed under the FDIA.

3.23  Related Party Transactions

         Fidelity has Previously Disclosed all transactions, investments and loans, including loan guarantees, to which Fidelity or the Subsidiary is a party with any director, executive officer or 5% shareholder of Fidelity or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. Other than residential loans made prior to FIRREA, all such transactions, investments and loans are on terms no less favorable to Fidelity than could be obtained from unrelated parties.

3.24  Vote Required

         The affirmative vote of the holders of a majority (assuming that at least two-thirds of Fidelity's continuing directors approve this Agreement) of the outstanding shares of Fidelity Common Stock is the only vote of the holders of any class or series of Fidelity capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.25  Certain Information

         When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Fidelity to vote upon the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to Fidelity, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.26  Pooling of Interests

         Neither Fidelity nor the Subsidiary has taken any action which would or might be expected to cause the business combination contemplated hereby
(including without limitation the anticipated merger of the Subsidiary into Branch Banking and Trust Company of Virginia) not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                     OF SNC

         SNC represents and warrants to Fidelity as follows:

4.1  Capital Structure of SNC

         The authorized capital stock of SNC consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding, and (ii) 300,000,000 shares of SNC Common Stock, of which 103,430,150 shares were issued and outstanding on June 30, 1996. All outstanding shares of SNC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of SNC Common Stock reserved as provided in Section 5.3(b) are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of SNC Common Stock do not have preemptive rights.

4.2  Organization, Standing and Authority of SNC

         SNC is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina, with full corporate power and authority to carry on its business as now conducted, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operation, or business of SNC on a consolidated basis. SNC is registered as a bank holding company under the Bank Holding Company Act.

4.3  Authorized and Effective Agreement

         a. SNC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and the Option Agreement. The execution and delivery of this Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNC. This Agreement, including the Plan of Merger attached hereto, and the Option Agreement constitute legal, valid and binding obligations of SNC, and each is enforceable against SNC in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally;
(ii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

         b. Neither the execution and delivery of this Agreement nor the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by SNC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of SNC, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SNC pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, which would have a material adverse effect on the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SNC.


4.4    Organization, Standing and Authority of SNC Subsidiaries

         Each of the SNC Subsidiaries is a duly organized corporation, validly existing and in good standing under applicable laws. SNC owns, directly or indirectly, all of the stock of each of the SNC Subsidiaries. Each of the SNC Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of SNC on a consolidated basis. BB&T Financial-Virginia is registered as a bank holding company under the Bank Holding Company Act and applicable Virginia law.

4.5   Securities Documents

         SNC has timely filed all Securities Documents required by the Securities Laws since December 31, 1993, and such Securities Documents complied in all material respects with the Securities Laws as in effect at the times of such filings.

4.6   Financial Statements

         The Financial Statements of SNC fairly present or will fairly present, as the case may be, the consolidated financial position of SNC and the SNC
Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions.

4.7   Material Adverse Change

         SNC has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since December 31, 1995.

4.8  Legal Proceedings; Regulatory Approvals

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of SNC, threatened (or unasserted but considered by SNC to be probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against SNC or the SNC Subsidiaries or against any asset, interest or right of SNC or the SNC Subsidiaries, or against any officer, director or employee of any of them that, if decided adversely, might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of SNC on a consolidated basis. To the best knowledge of SNC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger. No fact or condition (including but not limited to the failure to comply with the CRA) relating to SNC or the SNC Subsidiaries known to SNC exists that would prevent SNC from obtaining all of the federal and state regulatory approvals contemplated herein.

4.9  Absence of Undisclosed Liabilities

         Neither SNC nor any of the SNC Subsidiaries has any liability (contingent or otherwise) that is material to SNC on a consolidated basis or that, when combined with all similar liabilities, would be material to SNC on a consolidated basis, except as disclosed in the Financial Statements of SNC and except for liabilities made in the ordinary course of its business since the date of SNC's most recent Financial Statements.

4.10  Allowance for Loan Losses

         The allowance for loan losses reflected on the consolidated balance sheets included in the Financial Statements of SNC is or will be in the opinion of SNC's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles applicable to banks and bank holding companies to provide for reasonably anticipated losses on outstanding loans net of recoveries.

4.11 Tax Matters

         a. SNC and each of its predecessors, has timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or have set up an adequate reserve or accrual for the payment of, all taxes required to be paid as shown on such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. SNC will not to SNC's knowledge have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         b. All federal, state and local (and, if applicable, foreign) tax returns filed by SNC are complete and accurate in all material respects. SNC is not delinquent in the payment of any tax, assessment or governmental charge, and has not failed to file any tax return which is currently past due. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against SNC which have not been settled and paid. There currently are no agreements in effect with respect to SNC to extend the period of limitations for the assessment or collection of any tax.

4.12  Compliance with Laws

         Each of SNC and the SNC Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business (except for any violations not material to the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole), and neither SNC nor any of the SNC Subsidiaries has received notification that has not elapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, and which violations would be likely to have a material adverse effect on the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither SNC nor any of the SNC Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive or memorandum of understanding, and none of them has received any communication requesting that they enter into any of the foregoing.

4.13  Certain Information

         When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Fidelity to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to SNC, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.14  Pooling of Interests

         Neither SNC nor the SNC Subsidiaries have taken any action which would or might be expected to cause the business combination contemplated hereby (including without limitation the anticipated merger of the Subsidiary into Branch Banking and Trust Company of Virginia) not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code.

                                   ARTICLE V
                                   COVENANTS

5.1  Shareholders' Meeting

         Fidelity shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable, and by approving execution of this Agreement the Board of Directors of Fidelity agrees that it shall unanimously recommend that the shareholders vote for such approval; provided, that the Board of Directors of Fidelity may withdraw or refuse to make such recommendation if and only if, in good faith reliance on written advice of its financial and legal advisors, the Board of Directors shall determine that such recommendation would violate its fiduciary duty to shareholders of Fidelity.

5.2 Registration Statement; Proxy Statement

         SNC and Fidelity shall cooperate in the timely preparation and filing of the Registration Statement with the Commission. Fidelity will furnish to SNC the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with SNC on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. SNC shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. SNC shall take all actions required to register or obtain exemptions from such registration for the SNC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate. The Registration Statement shall include the form of Proxy Statement for the meeting of Fidelity's shareholders to be held for the purpose of voting upon approval of this Agreement and the Plan of Merger. SNC and Fidelity shall use their best efforts to cause the Proxy Statement to be approved by the SEC for mailing to Fidelity's stockholders, and the Proxy Statement shall, on the date of mailing and at the Effective Time, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the SEC thereunder. Fidelity shall cause the Proxy Statement to be mailed to its shareholders in accordance with all applicable notice requirements under the Securities Laws and the VASCA.

5.3   Plan of Merger; Reservation of Shares

         a. At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger substantially in the form attached hereto as Annex A. In this connection, SNC undertakes and agrees (i) to cause BB&T Financial-Virginia to adopt the Plan of Merger; (ii) to vote the shares of BB&T Financial-Virginia common stock for approval of the Plan of Merger; and (iii) to pay or cause to be paid when due the number of shares of SNC Common Stock to be distributed pursuant to Section 2.7 and any cash required to be paid for fractional shares.

         b. SNC has reserved for issuance such number of shares of SNC Common Stock as shall be necessary to pay the consideration to be distributed to Fidelity's stockholders as contemplated in Section 2.8. If at any time the aggregate number of shares of SNC Common Stock available for issuance hereunder shall not be sufficient to effect the Merger, SNC shall take all appropriate action as may be required to increase the amount of the authorized SNC Common Stock.

5.4  Additional Acts

         a. Fidelity agrees to approve, execute and deliver any amendment to this Agreement and the Plan of Merger and any additional plans and agreements requested by SNC to modify the structure of, or to substitute parties to, the transactions contemplated hereby, provided that such modifications do not adversely affect the economic benefits of such transactions or otherwise abrogate the covenants and other agreements contained in this Agreement.

         b. As promptly as practicable after the date hereof, SNC and Fidelity shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OTS, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Fidelity and SNC each represents and warrants to the other that all information concerning it and its directors, officers and shareholders and concerning the Subsidiary included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects as of the date presented.

5.5 Best Efforts

         SNC and Fidelity shall each use its best efforts in good faith, and Fidelity shall cause the Subsidiary to use its best efforts in good faith, to
(i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections
5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and to consummate the transactions herein contemplated at the earliest possible date. Neither SNC nor Fidelity shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger, provided that nothing herein contained shall preclude SNC from exercising its rights under the Option Agreement.

5.6 Certain Accounting Matters

         Fidelity shall cooperate with SNC concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account SNC's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

5.7 Access to Information

         Fidelity will keep SNC advised of all material developments relevant to its business and the business of the Subsidiary and to consummation of the Merger, and SNC will advise Fidelity of any public disclosures by SNC of material adverse changes in its financial condition or operations. Upon reasonable notice, Fidelity and the Subsidiary shall afford to representatives of SNC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, shall make available to representatives of SNC all information concerning its business as SNC may reasonably request. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

         SNC and Fidelity shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of Fidelity

         Except with the prior written consent of SNC, between the date hereof and the Effective Time Fidelity shall not, and shall cause the Subsidiary not to:

                  (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or cause or permit the Subsidiary to engage in any new activity or expand any existing activities;

                  (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled dividends payable on record dates and in amounts consistent with past practices;

                  (c) issue any shares of its capital stock, except pursuant to the Stock Option Plan and the Option Agreement;

                  (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization other than options to acquire 18,900 shares of Fidelity Common Stock to be granted by Fidelity under the Stock Option Plan;

                  (e) amend its articles of incorporation or bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in the Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

                  (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business;

                  (g) fail to comply in any material respects with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

                  (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in the ordinary course of business consistent with past practices, with it being understood that Fidelity has customarily increased directors' fees and employees' salaries in January of each year.

                  (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, that this subparagraph shall not prevent renewals of any of the foregoing consistent with past practice;

                  (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Fidelity or the Subsidiary or any business combination with Fidelity or the Subsidiary other than as contemplated by this Agreement (except where the failure to furnish such information or participate in such negotiations or discussions would, pursuant to a written opinion of its legal counsel, constitute a breach of the fiduciary or legal obligations of Fidelity's Board of Directors to its shareholders); or authorize any officer, director, agent or affiliate of Fidelity or the Subsidiary to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated;

                  (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Fidelity or the Subsidiary or guarantee by Fidelity or the Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders in the normal course, and the election of officers by directors in the normal course terminable at will except to the extent otherwise provided in an agreement, arrangement or commitment Previously Disclosed); or (iv) any contract, agreement or understanding with a labor union;

                  (1) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Plan of Merger by its shareholders Fidelity shall cooperate in good faith with SNC to adopt policies, practices and procedures consistent with those utilized by SNC, effective on or before the Closing Date;

                  (m) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by SNC's independent certified public accountants, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or regulation;

                  (n) incur any capital expenditures or obligation to make capital expenditures in excess of $75,000 for any one expenditure or $750,000 in the aggregate;

                  (o) incur any indebtedness other than acceptance of deposits, advances from the Federal Home Loan Bank and reverse repurchase arrangements, in each case in the ordinary course of business;

                  (p) take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code, in either case as determined by SNC,
         (ii) result in any representation or warranty herein to be untrue in any material respect, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

                  (q) dispose of any material assets other than in the ordinary course of business; or

                  (r) agree to do any of the foregoing.

5.10 Employment Agreements

         SNC  shall  enter  into  employment   agreements  with  those  Fidelity
employees and on the terms substantially as agreed by SNC and Fidelity prior to the date hereof.

5.11 Affiliates

         Fidelity shall cause all persons who are "affiliates" of Fidelity, within the meaning of Rule 145 promulgated by the Commission under the Securities Act, to deliver to SNC prior to the Effective Time a written agreement providing that such person will not dispose of SNC Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling of interests accounting treatment.

5.12 Employee Benefit Plans

         a. Each employee of Fidelity or the Subsidiary at the Effective Time (herein "Employee") shall become an employee immediately following the Effective Time of BB&T Financial-Virginia or of its subsidiary, upon substantially the same terms and conditions as in effect immediately preceding the Effective Time. Each Employee shall be eligible to receive bonus or incentive, retirement, severance, group hospitalization, medical, life, disability and other benefits comparable to those provided to the present employees of Branch Banking & Trust Company of Virginia without the imposition of any waiting period or limitation for pre-existing conditions. For purposes of participating in all plans and benefits of Branch Banking & Trust Company of Virginia, service to Fidelity and the Subsidiary by each Employee shall be deemed to be service with Branch Banking and Trust Company of Virginia for participation and vesting purposes only. Branch Banking and Trust Company of Virginia will attempt, consistent with achieving corporate goals, to avoid layoffs of Employees following the Effective Time and to meet future efficiency goals through attrition and reassignment.

         b. SNC shall cause the 401(k) plan of Fidelity to be merged with the 401(k) plan maintained by SNC and the SNC Subsidiary, and the account balances of the Employees who are participants in the Fidelity plan shall be transferred to the accounts of such Employees under the SNC 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the SNC 401(k) plan as in effect from time to time.

5.13 Fidelity Board of Directors

         Following the Closing, the persons who were members of the Board of Directors of Fidelity immediately preceding the Closing (the "Fidelity Directors") shall be appointed by Branch Banking & Trust Company of Virginia as members of its Board of Directors and as members of a Marketing and Development Board for the Richmond region. For a period of three years following the Closing, the Fidelity Directors shall receive for such services fees and compensation at the same levels and under the same conditions as are received by them as members of Fidelity's Board of Directors as of the Effective Time. Following such three-year period, fees and compensation payable to the Fidelity Directors who continue as members of the Board of Directors of Branch Banking & Trust Company of Virginia shall be at the same level as paid by comparable SNC Subsidiaries to members of their respective Boards of Directors. SNC shall cause the Fidelity Directors to be reappointed to the

Board of Directors of Branch Banking & Trust Company of Virginia for periods extending at least through the third anniversary of the Closing Date, subject in each case to his or her eligibility and willingness to serve, and subject further to the conditions with respect to each that he or she shall have complied with all fiduciary duties to Branch Banking & Trust Company of Virginia, shall not have been involved in any action that disqualifies him or her from serving or which would bring discredit to Branch Banking & Trust Company of Virginia or any other entity affiliated with SNC, and shall have carried out his or her duties to Branch Banking & Trust Company of Virginia in a reasonably competent, businesslike and attentive manner. In recognition of proactive roles in assuring a smooth transaction during and following the Merger, support for the ongoing success of Branch Banking & Trust Company of Virginia in the Richmond region as well as throughout the Commonweath of Virginia and providing general business consulting, each Fidelity Director who becomes a member of the Board of Directors of Branch Banking & Trust Company of Virginia as provided in this Section 5.13 shall receive options to purchase 2,000 shares of SNC Common Stock pursuant to the terms of the SNC Omnibus Stock Option Plan (the "SNC Omnibus Plan"). Such options shall be granted immediately following the Closing, shall be exercisable at fair market value per share on the date of grant, and shall vest as follows: 667 shares each on the first and second anniversaries of the Closing Date, and 666 shares on the third such anniversary. If any Fidelity Director shall cease being a member of the Board of Directors of Branch Banking & Trust Company of Virginia prior to the such third anniversary, any options not so vested shall be forfeited except to the extent otherwise provided in the SNC Omnibus Plan. Such options which have vested shall be exercisable at any time during the ten-year period following the Closing Date, subject to the terms of the Omnibus Plan relating to exercise following a termination of service, and shall in all respects be governed by the provisions of the SNC Omnibus Plan as in effect from time to time.

5.14 Directors and Officers Protection

         a. Following the Effective Time, each director and officer of Fidelity who is currently entitled to indemnification pursuant to Virginia law shall be indemnified for acts or omissions prior to and following the Effective Time, in accordance with Branch Banking and Trust Company of Virginia's bylaw provisions, to the maximum extent permitted under Virginia law, and federal law if applicable.

         b. SNC or Branch Banking and Trust Company of Virginia agrees to purchase and to keep in force directors' and officers' liability insurance to provide coverage for actions or omissions by directors and officers of Fidelity for claims made for the period prior to or commencing with and after the Effective Date.

5.15 Forbearances of SNC

         Except with the prior written consent of Fidelity, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither SNC nor any SNC Subsidiary shall:

         a. Exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of Fidelity Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof; or

         b. Enter into a merger or other business combination transaction with any other corporation or person in which SNC would not be the surviving or continuing entity after the consummation thereof; or

         c. Sell or lease all or substantially all of the assets and business of BB&T Financial- Virginia or Branch Banking and Trust Company or Virginia.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 Conditions Precedent -- SNC and Fidelity

         The   respective   obligations  of  SNC  and  Fidelity  to  effect  the
transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

                  (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approval of the shareholders of Fidelity of the Merger;

                  (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and SNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of SNC threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the SNC Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

                  (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect;

                  (d) None of SNC, any of the SNC Subsidiaries, Fidelity or the Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Reorganization Agreement; and

                  (e) Fidelity and SNC shall have received an opinion of SNC's legal counsel, in form and substance satisfactory to Fidelity and SNC, substantially to the effect that the Merger (and, if appropriate, the merger of the Subsidiary into Branch Banking and Trust Company of Virginia) will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Fidelity will not recognize any gain or loss to the extent that such shareholders exchange shares of Fidelity Common Stock for shares of SNC Common Stock.

6.2   Conditions Precedent -- Fidelity

         The obligations of Fidelity to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Fidelity pursuant to Section 7.4:

         a. The representations and warranties of SNC set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Fidelity;

         b. SNC shall have performed all obligations and complied with all covenants required by this Agreement;

         c. SNC shall have delivered to Fidelity a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a) and 6.2(b), to the extent applicable to SNC, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a material adverse effect on SNC or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

         d. Fidelity shall have received opinions of counsel to SNC in the form reasonably acceptable to Fidelity's legal counsel;

         e. All approvals of the transactions contemplated herein from the Federal Reserve Board, the OTS, and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting periods with respect to such approvals shall have expired; and

         f. Fidelity shall not have reasonably determined in good faith that there has been a material adverse change in the condition, operations or prospects of SNC since December 31, 1995.


6.3   Conditions Precedent -- SNC

         The obligations of SNC to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by SNC pursuant to
Section 7.4:

         a. The representations and warranties of Fidelity set forth in Article III shall be, true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SNC;

         b. No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of SNC, would so materially adversely affect the business or economic benefits to SNC of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

         c. Fidelity shall have performed all obligations and complied with all covenants required by this Agreement;

         d. Fidelity shall have delivered to SNC a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Fidelity, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Fidelity or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

         e. SNC shall have received opinions of counsel to Fidelity in the form reasonably acceptable to SNC's legal counsel;

         f. SNC shall not have reasonably determined in good faith that there has been a material adverse change in the condition, operations or prospects of Fidelity since December 31, 1995;

         g. SNC shall have received the written agreements from affiliates as specified in Section 5.11;

         h. SNC shall have determined that the transactions contemplated herein qualify for accounting treatment as a pooling of interests; and

         i. If dissenters' rights apply to this transaction, the holders of no more than 9% of the Fidelity Common Stock shall have given written notice of their intent to demand payment for their shares and shall not have voted for the Merger, pursuant to Article 15 of the VASCA.

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1 Termination

         This Agreement may be terminated:

         a. at any time prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         b. at any time prior to the Effective Time, by SNC in writing if Fidelity has, or by Fidelity in writing if SNC has, in any material respect, breached (i) any covenant, agreement or undertaking contained herein, in the Plan of Merger, in the Option Agreement, or (ii) any representation or warranty contained herein, and, in the case of (i) or (ii), if such breach has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or the Effective Time;

         c. at any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein;

         d. at any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run;

         e. at any time, by either party hereto in writing, if the shareholders of Fidelity do not approve the transactions contemplated herein;

         f. at any time following June 30, 1997, by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein;

         g. at any time prior to November 30, 1996 by SNC in writing, if SNC determines in its sole good faith judgment, through the performance of its due diligence or otherwise, that the financial condition, business or prospects of Fidelity are materially adversely different from what was reasonably expected by SNC; provided that SNC shall inform Fidelity upon such termination as to the reasons for SNC's determination; and, provided further, that this Section 7.1(g) shall not limit in any way the due diligence investigation of Fidelity which SNC may perform or otherwise affect any other rights which SNC has after the date hereof under the terms of this Agreement; and

         h. at any time prior to October 1, 1996, by SNC in writing, in the event that SNC shall not be satisfied with any information Previously Disclosed by Fidelity.

7.2 Effect of Termination

         In the event this Agreement or the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the covenant or agreement giving rise to such termination.

7.3  Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive SNC or Fidelity (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either SNC or Fidelity, the aforesaid representations, warranties and covenants being material inducements to consummation by SNC and Fidelity of the transactions contemplated herein.

7.4  Waiver

         Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the shareholders of Fidelity) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to Section 7.5, executed after approval by the shareholders of Fidelity of this Agreement and the Plan of Merger shall reduce either the number of shares of SNC Common Stock into which each share of Fidelity Common Stock shall be converted in the Merger or the payment terms for fractional interests.

7.5 Amendment or Supplement

         This Agreement and the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of SNC and Fidelity, subject to the proviso to Section 7.4.


                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1 Expenses

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Reorganization
Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that SNC and Fidelity shall each pay fifty percent of the cost of printing and mailing the Proxy Statement. Notwithstanding the foregoing, SNC shall reimburse Fidelity for all of its reasonable out-of-pocket expenses if this Agreement is terminated for any reason other than a termination pursuant to Section 7.1(b).

8.2 Entire Agreement

         This Agreement and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement and the Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

8.3 No Assignment

         Neither of the parties hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person, except upon the prior written consent of the other party.

8.4 Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

         If to Fidelity:

                  Fidelity Financial Bankshares Corporation
                  2809 Emerywood Parkway, Suite 500
                  Richmond, Virginia 23294
                  Attention: Mr. Barry D. Crawford
                  Fax No.: 804-755-7814

         With a required copy to:

                  Parker, Pollard & Brown, P.C.
                  5511 Staples Mill Road
                  Richmond, Virginia 23228
                  Attention: Mr. H. R. Pollard, IV
                  Fax No.: 804-262-3284

         If to SNC:

                  Southern National Corporation
                  200 West Second Street
                  Winston-Salem, North Carolina 27101
                  Attention:  Scott E. Reed
                  Fax No.: 910-773-0340

         With a required copy to:

                  Womble Carlyle Sandridge & Rice
                  200 West Second Street
                  Winston-Salem, North Carolina 27101
                  Attention: Mr. William A. Davis, II
                  Fax No.: 910-733-8364

Any  party  may  by  notice   change  the  address  to  which  notice  or  other
communications to it are to be delivered.

8.5 Captions

         The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.6 Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7 Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                SOUTHERN NATIONAL CORPORATION


                                By /s/ JOHN A. ALLISON, IV
                                   Title: Chairman and Chief Executive Officer




                               FIDELITY FINANCIAL BANKSHARES CORPORATION


                               By /s/ BARRY D. CRAWFORD
                                  Title: President and Chief Executive Officer

                                                                        ANNEX A

                               ARTICLES OF MERGER
                                       OF
                   FIDELITY FINANCIAL BANKSHARES CORPORATION
                                 WITH AND INTO
                     BB&T FINANCIAL CORPORATION OF VIRGINIA


         The undersigned corporations, pursuant to Section 13.1-720 of the Virginia Stock Corporation Act, hereby execute the following articles of merger.

                                      ONE

         The merger of Fidelity Financial Bankshares Corporation, a Virginia corporation ("Fidelity"), with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial-Virginia"), shall be in accordance with the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger").

                                      TWO

         The Plan of Merger was submitted to the shareholders of each of Fidelity and BB&T Financial-Virginia by its Board of Directors in accordance with the provisions of Section 13.1-718 of the Virginia Stock Corporation Act:

         A. The number of outstanding shares of common stock, par value $1.00 per share, of Fidelity (the only voting group entitled to vote on the Plan of Merger) entitled to be cast and number of undisputed votes cast for the Plan of Merger were:

         Outstanding Shares        Undisputed Votes Cast for the Plan

         -------------              ----------------------

         The number of undisputed votes cast for the Plan of Merger was sufficient for approval of the Plan of Merger.

         B. The Plan of Merger was adopted by unanimous consent of the shareholders of BB&T Financial-Virginia.

                                     THREE

         The articles of merger shall become effective at ______ __.m. on _________________, 199_.

         The undersigned, [Title] of each of Fidelity and BB&T
Financial-Virginia declares that the facts herein stated are true as of __________________, 199_.


                                   FIDELITY FINANCIAL BANKSHARES CORPORATION


                                   By:_________________________________________
                                   Name:_______________________________________
                                   Title:______________________________________


                                   BB&T FINANCIAL CORPORATION OF VIRGINIA


                                   By:_________________________________________
                                   Name:_______________________________________
                                   Title:______________________________________

                                                                      Exhibit A

                                 PLAN OF MERGER
                                       OF
                   FIDELITY FINANCIAL BANKSHARES CORPORATION
                                 WITH AND INTO
                     BB&T FINANCIAL CORPORATION OF VIRGINIA


         Section 1. Corporations Proposing to Merge and Surviving Corporation. Fidelity Financial Bankshares Corporation, a Virginia corporation ("Fidelity"), shall be merged (the "Merger") with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial-Virginia"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of August __, 1996 (the "Agreement"), by and between Fidelity and Southern National Corporation, a North Carolina corporation and parent corporation of BB&T Financial-Virginia ("SNC"). The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Clerk of the State Corporation Commission of Virginia. BB&T Financial-Virginia shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Fidelity shall cease.

         Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

         Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T Financial-Virginia as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the VSCA.

         Section 4. Conversion of Shares.

         (a) At the Effective Time, each share of common stock, $1.00 par value per share, of Fidelity ("Fidelity Common Stock") outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become _____ shares of common stock, $5.00 par value per share, of SNC ("SNC Common Stock").

         (b) At the  Effective  Time,  each  share of the  common  stock of BB&T
Financial-Virginia issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

         Section 5. No Right to Dissent. Pursuant to Section 13.1-730C of the VSCA, holders of Fidelity Common Stock shall have no right to dissent from the Merger.

         Section 6. No Fractional Shares. Notwithstanding any other term or provision hereof, no fraction of a share of SNC Common Stock, and no certificates or script therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Fidelity Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder hereof to any voting or other rights of a holder of shares or fractional share interests of Fidelity. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of SNC Common Stock will, upon surrender of his certificate or certificates representing shares of Fidelity Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 4(a) above.

          Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Board of Directors of Fidelity ; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Fidelity shall have any of the effects specified in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby.




                                       2